EXHIBIT 5.1


                 [BREWER & PRITCHARD LETTERHEAD APPEARS HERE]



                                         March 4, 1999


First Cash Financial Services, Inc.
690 E. Lamar Blvd., Suite 400
Arlington, Texas 76011

            Re:  First Cash Financial Services, Inc.
                 Registration Statement on Form S-8

Gentlemen:

     We have represented First Cash Financial Services, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed with the Securities and Exchange Commission on Form S-8 ("Registration Statement") relating to the proposed issuance of up to 1,433,750 shares ("Shares") of the Company's common stock, par value $.01 per share ("Common Stock") pursuant to the terms of the First Cash, Inc. 1990 Stock Option Plan and the First Cash Financial Services, Inc. 1999
Stock Option Plan (collectively the "Plans"). In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Plans, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

     We are of the opinion that the Shares will be, when issued pursuant to the Plans, legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this Opinion as an Exhibit to the Registration Statement.

                                          Very truly yours,

                                          BREWER & PRITCHARD, P.C.

                                          //s// Brewer & Pritchard, P.C.